Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JANUARY COMPARABLE

STORE SALES INCREASE OF 4.1%

—Comparable store sales increased 9.0% for the fiscal fourth quarter—

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (February 7, 2008)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that January 2008 comparable store sales increased 4.1% over the prior year. Fiscal fourth quarter comparable store sales increased 9.0% over the prior year, which was consistent with management’s previously disclosed expectation of a high-single digit increase.

For the current year, the January, fourth quarter, and fiscal year periods ended February 2, 2008 and included 4 weeks, 13 weeks, and 52 weeks, respectively. For the prior year, the January, fourth quarter, and fiscal year periods ended February 3, 2007 and included 5 weeks, 14 weeks, and 53 weeks, respectively. Comparable store sales numbers below are based on comparisons of the 4 weeks, 13 weeks, and 52 weeks ended February 2, 2008 with the 4 weeks, 13 weeks, and 52 weeks ended January 27, 2007. (The prior year January period included an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers.) Sales below are in millions and represent owned departments only.

For the periods ended February 2, 2008 compared to the periods ended January 27, 2007, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
January (4 weeks)	$190.3	$182.8	4.1%	4.1%
Fourth quarter (13 weeks)	$985.6	$902.0	9.3%	9.0%
Fiscal year (52 weeks)	$3,249.1	$2,867.7	13.3%	11.7%

For the periods ended February 2, 2008 compared to the periods ended February 3, 2007, owned sales were:

	This Year	Last Year	Total (Decrease) Increase
January (4 weeks TY/5 weeks LY)	$190.3	$225.8	(15.7)%
Fourth quarter (13 weeks TY/14 weeks LY)	$985.6	$945.0	4.3%
Fiscal year (52 weeks TY/53 weeks LY)	$3,249.1	$2,910.7	11.6%

(more)

For January, the strongest categories at Saks Fifth Avenue were jewelry, women’s designer and “gold range” apparel, women’s eveningwear, men’s accessories and shoes, and cosmetics. The weakest categories at Saks Fifth Avenue for January were women’s modern collections, women’s contemporary sportswear, outerwear, men’s contemporary apparel, and women’s soft accessories. Saks Direct and Off 5th performed well for the month.

The Company continues to experience a more challenging macroeconomic and competitive environment, and consistent with trends commencing in the third quarter, customers have continued to shift more of their spending to promotional events.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 48 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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